Exhibit 23.1

                 Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Intermet Corporation for the registration of 300,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 26, 1996, with respect to the consolidated financial statements of Intermet Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Detroit, Michigan
March 26, 1996